Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Pershing Square USA, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest	Rule 457(o)	—	—	$2,299,000,000	0.0001476	$339,332.40

Fees Previously Paid	Equity	Common Shares of Beneficial Interest	Rule 457(o)	—	—	$1,000,000	0.0001476	$147.60(3)

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$2,300,000,000		$339,480.00

	Total Fees Previously Paid							$(147.60)

	Total Fee Offsets							—

	Net Fee Due							$339,332.40
(1)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.
(2)	Includes Common Shares that may be issued pursuant to the underwriters’ over-allotment option.
(3)

The Registrant previously paid $147.60 in connection with the filing of the Registrant’s Registration Statement on Form N-2 (File No. 333-276926) with the Securities and Exchange Commission on February 7, 2024.